Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@hawkinsinc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

weichertfr@aol.com

HAWKINS, INC. REPORTS THIRD QUARTER,
FIRST NINE MONTHS FISCAL 2004 RESULTS

Minneapolis, MN, February 13, 2004 – Hawkins, Inc. (Nasdaq:  HWKN) today announced results for the third quarter and first nine months of fiscal 2004.  For the quarter ended December 31, 2003, Hawkins reported sales of $25.0 million, up from $24.3 million in the comparable period a year ago.  Net income for the third quarter of fiscal 2004 was $1.2 million, equal to $0.11 per share, compared with net income of $1.8 million, or $0.18 per share, recorded for the same period of fiscal 2003.

For the nine months ended December 31, 2003, Hawkins reported sales of $82.7 million, net income of $6.5 million and earnings per share of $0.64 versus sales of $79.3 million, net income of $7.1 million and earnings per share of $0.69 for the nine months ended December 31, 2002.

John R. Hawkins, Chairman and Chief Executive Officer, stated, “Although sales increased for the quarter and the nine month period, overall sales growth was slow.  Caustic soda pricing had a positive impact on sales that was partially offset by competitive pricing and reduced market demand in some product lines.  In addition, our Water Treatment Segment benefited from favorable weather conditions and new products, which drove increased volumes.”

Mr. Hawkins noted that overall gross margins for the nine months ended December 31, 2003 remained relatively flat at 27.5% compared to 27.8% for the same period a year ago.  The Water Treatment Segment gross margins improved slightly compared to the prior year, but was offset by lower margins on caustic soda due to competitive pricing pressures.  Selling, general and administrative expenses increased as the Company implements a new Enterprise Resource Planning System and incurred professional services to meet the requirements of the Sarbanes-Oxley Act.  The Company will continue to incur additional expenses, including additional staffing and outside professional services, to implement the Enterprise Resource Planning System and meet the requirements of the Sarbanes-Oxley Act.

Hawkins, Inc. is a highly focused regional company, which provides a full range of bulk industrial products complemented with the technical competence and ingenuity to formulate and blend specialty chemicals.  The Company sells and services related products and equipment to safely dispense chemicals in highly controlled environments.

Hawkins’ customers participate in the chemical processing, electronics, energy, environmental services, food processing, metal finishing, pharmaceutical, medical device, pulp and paper, and water treatment industries.  The Company strives to operate in concert with the environment. Its products and services are geared to improve the environment and insure the safe handling of chemicals.

Hawkins is headquartered in Minneapolis, Minnesota.  The Company operates fourteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, South and North Dakota and Wisconsin and services customers in Upper Michigan and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, and the ability of Hawkins to identify and successfully pursue other business opportunities.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended March 30, 2003, Forms 10-Q, and other SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Nine Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Sales	$24,951,807	$24,331,951	$82,663,688	$79,251,163

Cost of sales	19,057,101	18,041,370	59,970,542	57,246,901

Gross margin	5,894,706	6,290,581	22,693,146	22,004,262

Selling, general and administrative expenses	4,250,032	3,578,708	12,848,275	11,269,932

Income from operations	1,644,674	2,711,873	9,844,871	10,734,330

Investment income, net	217,163	201,290	630,555	520,539

Income before income taxes	1,861,837	2,913,163	10,475,426	11,254,869

Provision for income taxes	699,000	1,078,000	3,929,000	4,164,000

Net income	$1,162,837	$1,835,163	$6,546,426	$7,090,869

Weighted average number of shares outstanding	10,216,688	10,216,688	10,216,688	10,216,688

Earnings per share - basic and diluted	$0.11	$0.18	$0.64	$0.69

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